EXHIBIT 17.2

David Otto
Secretary
TechAlt, Inc.
c/o The Otto Law Group
601 Union St.
Suite 4500
Seattle, WA 98101

Dear Mr. Otto;

This letter is to serve as formal written notice of my resignation as Board Director of TechAlt, Inc., a Nevada Corporation, with offices formerly at 3311
N. Kennicott Ave., Suite A, Arlington Heights, IL 60004. My resignation is effective October 7, 2005.

Please insure that all appropriate authorities are properly notified as may be required.

Sincerely,

/s/ C. Pete Ashi
----------------
C. Pete Ashi

CC: Secretary of State of Illinois
    Secretary of State of Nevada